Exhibit 5.1

910 LOUISIANA	AUSTIN	NEW YORK
HOUSTON, TEXAS	BRUSSELS	PALO ALTO
77002-4995	DALLAS	RIYADH
	DUBAI	SAN FRANCISCO
TEL +1 713.229.1234	HOUSTON	WASHINGTON
FAX +1 713.229.1522	LONDON
BakerBotts.com

September 21, 2022

Coterra Energy Inc.

Three Memorial City Plaza,

840 Gessner Road, Suite 1400

Houston, Texas 77024

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-4 (the “Registration Statement”) filed by Coterra Energy Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of (i) $687,217,000 aggregate principal amount of the Company’s 3.90% Senior Notes due 2027 (the “Registered 2027 Notes”) to be offered by the Company in exchange for a like principal amount of the Company’s issued and outstanding 3.90% Senior Notes due 2027 (the “Restricted 2027 Notes”) and (ii) $433,171,000 aggregate principal amount of the Company’s 4.375% Senior Notes due 2029 (the “Registered 2029 Notes” and, together with the Registered 2027 Notes, the “Registered Notes”) to be offered by the Company in exchange for a like principal amount of the Company’s issued and outstanding 4.375% Senior Notes due 2029 (the “Restricted 2029 Notes” and, together with the Restricted 2027 Notes, the “Restricted Notes”) (collectively, the “Exchange Offers”), certain legal matters in connection with the Registered Notes are being passed upon for the Company by us. The Registered Notes are to be issued under the First Supplemental Indenture, dated as of October 7, 2021 (the “First Supplemental Indenture”), to the Indenture, dated as of October 7, 2021 (the “Base Indenture” and, together with the First Supplemental Indenture, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee. At your request, this letter is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in connection with the foregoing, we have examined originals, or copies certified or otherwise identified, of (i) the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date, (ii) the Base Indenture, (iii) the First Supplemental Indenture, (iv) the Registration Statement, (v) the corporate records of the Company, including minute books, as furnished to us by the Company, (vi) certificates of public officials and of officers and other representatives of the Company and (vii) statutes and such other records, certificates, documents and instruments as we have deemed necessary or advisable as a basis for giving the opinion set forth below.

Coterra Energy, Inc.	- 2 -	September 21, 2022

In connection with this letter, we have relied, to the extent we deemed proper, without independent investigation, upon certificates, statements and other representations of officers and other representatives of the Company and of governmental and public officials with respect to the accuracy and completeness of the material factual matters contained therein or covered thereby. In connection with this letter, we have assumed, without independent investigation, that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as certified or photostatic copies are true and correct copies of the originals thereof, that such original copies are authentic and complete and that all information submitted to us was accurate and complete.

In connection with this letter, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Act, (ii) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Registered Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Restricted Notes pursuant to, and in accordance with the terms of, the Exchange Offers as contemplated in the Registration Statement.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Registered Notes, when issued, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof is subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws relating to or affecting creditors’ rights and remedies generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and comity, (iii) public policy and applicable law relating to fiduciary duties and indemnification or (iv) any implied covenants of good faith and fair dealing.

The opinion set forth above is limited in all respects to matters of the contract law of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law, each as currently in effect. We hereby consent to the filing of this letter with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.